                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
    Investors Financial Services Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       INVESTORS FINANCIAL SERVICES CORP.
                              200 CLARENDON STREET
                                BOSTON, MA 02116


                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ---------------


To the Stockholders of Investors Financial Services Corp.:

         The Annual Meeting of Stockholders of Investors Financial Services Corp. (the "Company"), a Delaware corporation, will be held on Tuesday, April 18, 2000 at 11:00 a.m., local time, at the Company's offices at 200 Clarendon Street, 17th Floor, Boston, Massachusetts, for the following purposes:

         1. To elect two (2) Class II directors, each to serve for a three-year term and until his successor is elected and qualified.

         2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock.

         3. To approve an amendment to the Company's Certificate of Incorporation to decrease the number of affirmative votes necessary to increase the number of authorized shares of the Company's Common Stock.

         4. To ratify the selection of Deloitte & Touche, LLP as independent auditors for the fiscal year ending December 31, 2000.

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on February 24, 2000 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                           By Order of the Board of Directors



                                           John E. Henry
                                           Secretary


Boston, Massachusetts
March 10, 2000

                       INVESTORS FINANCIAL SERVICES CORP.
                              200 CLARENDON STREET
                                BOSTON, MA 02116


                                -----------------

                                 PROXY STATEMENT

                                -----------------


                                 MARCH 10, 2000

         Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Investors Financial Services Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 18, 2000, at 11:00 a.m., local time, at the Company's offices at 200 Clarendon Street, 17th Floor, Boston, Massachusetts, or at any adjournments thereof (the "Annual Meeting").

         Only stockholders of record at the close of business on February 24, 2000 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, _____________ shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were issued and outstanding. An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1999, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 10, 2000.

         The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to the Secretary of the Company at any time up to and including the last business day before the day of the Annual Meeting or to the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof.

         The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any director nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of the other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         On Proposal 1 - Election of Directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. Votes may be cast in favor of or withheld from each nominee. On each of Proposal 2 - Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, and Proposal 3 - Approval of an amendment to the Company's Certificate of Incorporation to decrease the number of affirmative votes necessary to increase the number of authorized shares of the Company's Common Stock, an affirmative vote of seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. On Proposal 4 - Ratification of Selection of Auditors, an affirmative vote of a majority of the shares present or represented and voting on such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker "non-votes" are not considered to have been voted for a particular matter. For Proposal 1, abstentions and broker "non-votes" will have no effect. For Proposal 2 and Proposal 3, abstentions and broker "non-votes" will have the practical effect of votes "against." For Proposal 4, abstentions and broker "non-votes" will have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

         In addition to the election of directors, the stockholders will consider and vote upon proposals to (i) approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock; (ii) approve an amendment to the Company's Certificate of Incorporation to decrease the number of affirmative votes necessary to increase the number of authorized shares of the Company's Common Stock; and
(iii) ratify the selection of auditors, each as further described in this proxy statement. The persons named as attorneys-in-fact in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

         The Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

         On February 16, 1999, the Board of Directors of the Company declared a two-for-one stock split in the form of a 100% stock dividend payable March 17, 1999 to stockholders of record on March 1, 1999. Share numbers in this proxy statement have been restated to reflect the two-for-one stock split, where applicable.

              MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 24, 2000: (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of the Company's Common Stock outstanding at such date; (ii) by each director, nominee and each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers"; and (iii) by all officers, directors and nominees as a group. Unless otherwise indicated below, each person listed below maintains a business address c/o Investors Financial Services Corp., 200 Clarendon Street, Boston, MA 02116 and, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law or as otherwise noted.


NAME AND ADDRESS                                                             AMOUNT AND NATURE               PERCENT
OF BENEFICIAL OWNER                                                             OF OWNERSHIP                OF CLASS**
Entities associated with The Northwestern
Mutual Life Insurance Company (1) ............................                   1,051,200
     720 East Wisconsin Avenue
     Milwaukee, WI 53202

Entities associated with
The TCW Group, Inc (2) .......................................                     963,499
     865 South Figueroa Street
     Los Angeles, CA  90017

Entities associated with
PNC Bank Corp. (3) ...........................................                     760,205
     One PNC Plaza
     249 Fifth Avenue
     Pittsburgh, PA  15265

Frank B. Condon, Jr. (4)......................................

Robert B. Fraser (5)..........................................

Donald G. Friedl (6)..........................................

Thomas P. McDermott (7).......................................

James M. Oates (8)............................................

Phyllis S. Swersky (9) .......................................

Kevin J. Sheehan (10).........................................

Michael F. Rogers (11)........................................

Edmund J. Maroney (12)........................................

Robert D. Mancuso (13)........................................

Karen C. Keenan (14)..........................................

All officers and directors as a group (15 persons) (15).......

------------------
*        Less than 1%

** Percentage ownership is based upon _____________ shares of Common Stock outstanding as of February 24, 2000. Shares of Common Stock that may be acquired within 60 days of February 24, 2000 are deemed outstanding for purposes of computing the number of shares of Common Stock owned by the person holding the right to acquire such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(1) Includes (i) 492,400 shares held by The Northwestern Mutual Life Insurance Company, (ii) 126,300 shares held by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account, (iii) 386,300 shares held by the Growth Stock Portfolio and 15,800 shares held by the Small Cap Aggressive Growth Stock Portfolio of The Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company, (iv) 4,500 shares held by the Asset Allocation Fund, 21,100 shares held by the Aggressive Growth Stock Fund and 3,100 shares held by the Small Cap Growth Stock Fund of Mason Street Funds, Inc., an affiliate of The Northwestern Mutual Life Insurance Company, and (v) 1,700 shares held by Northwestern Long Term Care Insurance Company, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company. Information with respect to entities associated with The Northwestern Mutual Life Insurance Company is derived from the
         Schedule 13G filed by The Northwestern Mutual Life Insurance Company with the Securities and Exchange Commission on or about January 27, 2000.

(2) Includes amounts held by Robert Day and Oakmont Corporation. All of the above-referenced securities may be deemed to be beneficially owned by Robert Day, who may be deemed to control The TCW Group, Inc. and other entities which hold the above-referenced securities. Information with respect to The TCW Group, Inc., Robert Day and Oakmont Corporation is derived from the Schedule 13G filed jointly by The TCW Group, Inc., Robert Day and Oakmont Corporation with the Securities and Exchange Commission on or about February 14, 2000. [Mr. Day disclaims beneficial ownership with respect to 763,499 shares of the above-referenced securities, and the reporting herein of such securities shall not be construed as an admission by Mr. Day that Mr. Day is the beneficial owner thereof for purposes of Section 16 or for any other purpose.]

(3) Includes amounts held by PNC Bancorp, Inc., PNC Bank, NA, Blackrock Advisors, Inc. and Blackrock Financial Management, Inc. Information with respect to entities associated with PNC Bank Corp. is derived from the Schedule 13G filed by PNC Bank Corp. with the Securities and Exchange Commission on or about February 11,2000.

(4) Includes _____ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan").

(5) Includes _______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the Director Plan.

(6) Includes _______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the Director Plan.

(7) Includes _______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the Director Plan.

(8) Includes ______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of options granted under the Director Plan.

(9) Includes _______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the Director Plan.

(10) Includes ______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the Company's Amended and Restated 1995 Stock Plan (the "1995 Plan").

(11) Includes _______ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the 1995 Plan.

(12) Includes ________ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the 1995 Plan.

(13) Includes ________ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the 1995 Plan.

(14) Includes _________ shares of Common Stock which may be purchased within 60 days of February 24, 2000 upon the exercise of stock options granted under the 1995 Plan.

(15) Includes ________ shares of Common Stock which may be purchased by officers and directors within 60 days of February 24, 2000 upon the exercise of stock options granted under the 1995 Plan and _______ shares of Common Stock which may be purchased by directors within 60 days of February 24, 2000 upon the exercise of stock options granted under the Director Plan.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS
                                    NOMINEES

         The Company's Certificate of Incorporation and By-laws provide for a Board of Directors divided into three classes. The members of each class of directors serve for staggered three-year terms. Messrs. Condon and Fraser are Class II directors whose terms expire at the Annual Meeting of Stockholders. The Board of Directors is also composed of (i) three Class III directors (Messrs. Sheehan, Oates and McDermott) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2001 and (ii) two Class I directors (Mr. Friedl and Ms. Swersky) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2002.

         The Board of Directors has nominated and recommended that Messrs. Condon and Fraser be elected Class II directors, to hold office until the Annual Meeting of Stockholders to be held in the year 2003 and until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted or not voted in accordance with the judgment of the persons named as attorneys-in-fact in the proxies with respect to the vacancy created by that nominee's inability or unwillingness to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
     A VOTE "FOR" THE ELECTION OF FRANK B. CONDON, JR. AND ROBERT B. FRASER


         The following table sets forth the nominees to be elected at the Annual Meeting and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Company, the year the nominee's or director's term will expire and the class of director of each nominee and each director:


NOMINEE'S OR DIRECTOR'S
NAME AND YEAR NOMINEE OR                               POSITION(S) WITH              YEAR TERM           CLASS OF
DIRECTOR FIRST BECAME A DIRECTOR                         THE COMPANY                WILL EXPIRE          DIRECTOR
NOMINEES:
Frank B. Condon, Jr. (1986)                                Director                     2003                II
Robert B. Fraser (1996)                                    Director                     2003                II

CONTINUING DIRECTORS:
Donald G. Friedl (1996)                                    Director                     2002                 I
Phyllis S. Swersky (1996)                                  Director                     2002                 I
Kevin J. Sheehan (1990)                            Chairman, President, and             2001                III
                                                   Chief Executive Officer
James M. Oates (1995)                                      Director                     2001                III
Thomas P. McDermott (1995)                                 Director                     2001                III

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the directors and the executive officers of the Company, their ages, and the positions currently held by them with the Company. The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full time employee of the Company. There is no family relationship between any executive officer or director of the Company.


NAME                                   AGE     POSITION
Kevin J. Sheehan                       48      Chairman of the Board, President and Chief Executive Officer
Michael F. Rogers                      42      Executive Vice President
Karen C. Keenan                        37      Senior Vice President, Chief Financial Officer and Treasurer
Robert D. Mancuso                      39      Senior Vice President - Marketing and Client Management
Edmund J. Maroney                      43      Senior Vice President - Technology
David F. Flynn                         53      Senior Vice President - Lending
Richard D. Bartony                     54      Senior Vice President
Judy A. Murphy                         38      Managing Director - Human Resources
John E. Henry                          35      Managing Director, General Counsel and Secretary
James M. Oates                         53      Director
Thomas P. McDermott                    64      Director
Robert B. Fraser                       71      Director
Frank B. Condon, Jr.                   64      Director
Donald G. Friedl                       67      Director
Phyllis S. Swersky                     48      Director


     Mr. Sheehan is Chairman of the Executive Committee of which Messrs. Oates, Condon and McDermott are also members. Mr. Oates is Chairman of the Compensation Committee of which Messrs. Condon and McDermott are also members. Mr. McDermott is Chairman of the Audit Committee of which Mr. Fraser and Ms. Swersky are also members. Mr. Condon is Chairman of the Nominating Committee of which Mr. McDermott and Mr. Oates are also members. The Company was organized in June 1995 to serve as the holding company for Investors Bank & Trust Company (the "Bank") and for periods prior to that date, references to the Company mean the Bank. The board of directors and executive officers of the Bank are identical to the board of directors and executive officers of the Company.

     MR. SHEEHAN has served as a director since 1990 and as President since June 1992. He has been Chief Executive Officer and Chairman of the Board of Directors since June 1995. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, Mr. Sheehan was a Senior Vice President at the Bank of New England.

     MR. ROGERS has been Executive Vice President since September 1993, and has had responsibility for all operating areas since 1990. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of Bank of New England, Mr. Rogers was Vice President at the Bank of New England.

     MS. KEENAN has been Treasurer since September 1997 and Senior Vice President and Chief Financial Officer since June 1995. Ms. Keenan has served as Vice President of the Company since September 1992. She joined the Company in August 1989 as an Operations Manager in the mutual fund group, and became Senior Audit Officer in May 1990. She was Treasurer of the Company from July 1991 to May 1994. Prior to joining the Company, Ms. Keenan worked for Arthur Andersen & Co., a public accounting firm.

     MR. MANCUSO has been Senior Vice President - Marketing and Client Management since September 1993. He joined the Company in September 1992. Prior to joining the Company, Mr. Mancuso was Eastern Region Director of Sales for PRJ Associates, a software development firm.

     MR. MARONEY has been Senior Vice President - Technology since July 1991. Mr. Maroney served as a Systems Manager in the custody department prior to becoming Senior Vice President. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, he was Vice President at the Bank of New England.

     MR. FLYNN has been Senior Vice President - Lending since April 1992, and served as Director of Marketing prior to April 1992. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of Bank of New England, he was Vice President at the Bank of New England.

     MR. BARTONY has been Senior Vice President since 1990. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, Mr. Bartony was Vice President at the Bank of New England.

     MS. MURPHY has been Managing Director of Human Resources since September 1997. Prior to joining the Company, Ms. Murphy was Vice President - Human Resources at Fidelity Investments.

     MR. HENRY has been General Counsel of the Company since February 1996, Secretary of the Company since January 1997 and Managing Director since November 1998. Prior to joining the Company, Mr. Henry was an associate at the Boston law firm of Testa, Hurwitz & Thibeault, LLP.

     MR. OATES has been a director of the Company since June 1995. Mr. Oates has been Chairman of IBEX Capital Markets, LLC since 1996 and has been the managing director of the Wydown Group, a consulting firm specializing in start-ups, turn-arounds and defining growth strategies since 1994. Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp Incorporated from 1984 to 1994. Mr. Oates is also a director of Blue Cross and Blue Shield of New Hampshire, Stifel Financial Corporation, Phoenix, Duff & Phelps, Plymouth Rubber Company and Command Systems, as well as twenty-five Phoenix Mutual Funds and six AIB Govett Funds.

     MR. MCDERMOTT has been a director of the Company since June 1995. He has been Managing Director of TPM Associates, a consulting firm, since January 1994. He served as Managing Partner, New England Area of Ernst & Young LLP from 1989 to 1993. Mr. McDermott is also a director of ACCION International and the Pioneer Institute of Public Policy Research.

     MR. FRASER has been a director of the Company since June 1996. Mr. Fraser was Chairman of the Boston law firm of Goodwin, Procter & Hoar LLP from 1984 to 1997 and serves as a director of several charitable organizations.

     MR. CONDON has been a director of the Company since April 1986. From July 1982 to July 1993, he was Chief Executive Officer and President, and from July 1993 to April 1997 he was Chief Executive Officer and Chairman of Woodstock Corporation, a Boston-based investment management firm and of its wholly owned subsidiary, Woodstock Service Corporation, a provider of financial services. Mr. Condon also serves as a Director of Big Sandy Management Company.

     MR. FRIEDL has been a director of the Company since February 1996. Mr. Friedl has been Managing Director of AquaBio Products Sciences, Inc., a marine biotechnology company, since 1997. He was the Chairman, President and Chief Executive Officer of All Seasons Services, Inc., a commercial food and vending company, from 1986 until January 1997. Mr. Friedl currently serves as a director of Classic Foods, Inc. and Custom Foods, Inc. Mr. Friedl also serves on the Advisory Board of Internet Commerce Services Corp.

     MS. SWERSKY has been a director of the Company since February 1996. She has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses, since 1995. She was the President of The Net Collaborative, Inc., an Internet systems integration company, from 1996 to 1997. She served as President of Work/Family Directions, Inc., a provider of employee benefits programs, from 1992 through 1995. Prior to 1992, she was Executive Vice President and Chief Financial Officer of AICorp, Inc., a computer software company.

     A director may be removed for cause, which is generally defined under Delaware law as an event of a substantial nature which directly affects the rights and interests of a company's stockholders, such as disclosing trade secrets of the company or embezzling corporate funds, by a vote of at least a majority of the shares of the Company's capital stock entitled to vote in the election of directors. A director may be removed without cause by a vote of at least seventy-five percent of the shares of the Company's capital stock entitled to vote in the election of directors.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met twelve times during the fiscal year ended December 31, 1999. The Audit Committee of the Board of Directors, of which Messrs. McDermott and Fraser and Ms. Swersky are currently members, reviews with the independent accountants and management the annual financial statements and independent auditors' opinion, discusses the scope and reviews the results of the examination of the Company's financial statements by the independent auditors, recommends the retention of the independent auditors to the Board of Directors and periodically reviews the Company's accounting policies, audit procedures, internal accounting, financial controls and Securities and Exchange Commission filings. The Audit Committee met seven times during the fiscal year ended December 31, 1999. The Compensation Committee, whose members currently are Messrs. Oates, McDermott and Condon, is responsible for administering the Company's stock plans and for reviewing and approving compensation matters concerning the executive officers and key employees of the Company. The Compensation Committee met four times during the fiscal year ended December 31, 1999. The Nominating Committee, whose members currently are Messrs. Condon, McDermott and Oates, is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Company. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendations should be submitted in writing to the Secretary of the Company at the Company's principal executive offices in accordance with the nominating procedures set forth in the Company's by-laws. The Nominating Committee met one time during the fiscal year ended December 31, 1999. During 1999, no director attended fewer than 75% of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

                       COMPENSATION AND OTHER INFORMATION
                   CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the years ended December 31, 1999, 1998 and 1997 to (i) the Company's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company who received total annual salary and bonus in excess of $100,000 in fiscal 1999 (the "Named Executive Officers").


                                                                           LONG TERM
                                                                         COMPENSATION
                                             ANNUAL COMPENSATION(1)         AWARDS
             NAME AND                                                                      ALL OTHER
        PRINCIPAL POSITION           YEAR     SALARY($)        BONUS($)  OPTIONS(#)(2)    COMPENSATION
                                                                                             ($)(3)
   Kevin J. Sheehan.............     1999      450,000         900,000     104,562           29,062
     President, Chief Executive      1998      385,000         481,250      60,000           73,086
     Officer, Chairman               1997      350,000         437,500      60,000           39,520

   Michael F. Rogers............     1999      350,000         700,000      58,859           27,247
     Executive Vice President        1998      302,500         302,500      50,000           25,797
                                     1997      275,000         275,000      50,000           15,421

   Edmund J. Maroney............     1999      265,000         530,000      32,591           23,720
     Senior Vice President -         1998      225,000         225,000      30,000           13,360
     Technology                      1997      200,000         200,000      30,000            4,635

   Robert D. Mancuso............     1999      225,000         442,577(4)   24,906            5,089
     Senior Vice President -         1998      200,000         227,358(4)   30,000            5,057
     Marketing and Client Management 1997      180,000         210,326(4)   30,000              751

   Karen C. Keenan..............     1999      185,000         323,750      29,882            7,652
     Senior Vice President, Chief    1998      160,000         120,000      30,000            5,005
     Financial Officer and           1997      140,000          70,000      30,000              700
     Treasurer

--------------
(1) Does not include non-cash compensation that in the aggregate does not exceed the lesser of $50,000 or 10% of such named individual's cash compensation.
(2) Reflects the two-for-one stock split made by the Company with respect to shares of its Common Stock with an issue/payable date of March 17, 1999.
(3) The amount shown for each Named Executive Officer for 1999, 1998 and 1997 includes the dollar value ($4,800, $4,800 and $520, respectively) of matching contributions made pursuant to the Company's 401(k) plan, a qualified employee benefit defined contribution plan. Also included are net premiums paid by the Company for term life insurance for the benefit of Messrs. Sheehan ($578, $494 and $449), Rogers ($449, $388 and $353), Maroney ($340, $289 and $257), Mancuso ($289, $257 and $231)
         and Ms. Keenan ($237, $205 and $180) in 1999, 1998 and 1997,
         respectively. The amounts shown also include contributions to a non-qualified supplemental retirement plan for Mr. Sheehan ($23,684, $67,792 and $38,551), Mr. Rogers ($21,998, $20,609 and $14,548), Mr.
         Maroney ($18,580, $8,271 and $3,858) and Ms. Keenan ($2,615, $0 and $0)
         in 1999, 1998 and 1997, respectively.
(4) Amounts shown represent commission payments made during 1999, 1998 and 1997, some of which payments relate to revenues generated in 1998, 1997 and 1996, respectively.

                              OPTION GRANTS IN 1999

         The following table sets forth certain information regarding options to purchase Common Stock granted during 1999 by the Company to the Named Executive Officers. The Company did not grant any stock appreciation rights in 1999.


                                            INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                          NUMBER OF     % OF TOTAL                                      VALUE AT ASSUMED ANNUAL
                            SHARES       OPTIONS                                      PERCENTAGE RATES OF STOCK
                          UNDERLYING    GRANTED TO                                        PRICE APPRECIATION
                            OPTIONS    EMPLOYEES IN   EXERCISE PRICE    EXPIRATION     FOR OPTION TERM (1)(3)
NAME                      GRANTED (1)  FISCAL YEAR   ($/SHARE) (1)(2)      DATE          5% ($)       10% ($)
----                      -----------  ------------  ----------------   ----------     ---------     ---------
Kevin J. Sheehan......       6,612*       1.51%           29.6875        11/08/2005       79,911       186,227
                            11,770*       2.69%           30.0000        11/08/2005      143,747       334,992
                            14,150*       3.23%           30.0000        11/12/2006      202,680       485,453
                            12,614*       2.88%           30.0000        11/18/2007      208,634       513,875
                             1,994*       0.45%           30.0000        11/16/2008       37,620        95,338
                            57,422**     13.10%           43.5000        11/15/2009    1,570,889     3,980,941

Michael F. Rogers.....       5,506*       1.26%           29.6875        11/08/2005       66,544       155,077
                             6,500*       1.48%           30.0000        11/08/2005       79,385       185,000
                             5,224*       1.19%           30.0000        11/12/2006       74,827       179,223
                             2,107*       0.48%           43.0625        11/18/2005       30,859        70,008
                            39,522**      9.02%           43.5000        11/15/2009    1,081,200     2,739,973

Edmund J. Maroney.....       2,128*       0.49%           29.0625        11/08/2005       25,177        58,673
                             1,870*       0.43%           29.0625        11/12/2006       25,948        62,150
                             7,438*       1.70%           29.0625        11/18/2007      119,179       293,543
                             1,346*       0.31%           29.6875        11/12/2006       25,130        63,685
                             1,296*       0.30%           43.0630        11/12/2006       22,721        52,948
                            18,513**      4.22%           43.5000        11/15/2009      506,459     1,283,466

Robert D Mancuso......       5,416*       1.24%           28.9375        11/08/2005       63,803       148,688
                             1,202*       0.27%           28.9375        11/12/2006       16,607        39,777
                             1,110*       0.25%           29.6875        11/08/2005       20,724        52,519
                            17,178**      3.92%           43.5000        11/15/2009      469,937     1,190,913

Karen C. Keenan.......       2,892*       0.66%           29.6875        11/08/2005       34,952        81,453
                             8,735*       1.99%           43.5000        11/18/2007      181,420       434,532
                            18,255**      4.16%           43.5000        11/15/2009      499,401     1,265,579

---------------

*        Grants are exercisable immediately.

** Of the number shown, (i) a portion of the grant becomes exercisable in 48 equal monthly installments beginning November 15, 1999 and includes a reload feature (30,000 for Mr. Sheehan, 25,000 for Mr. Rogers, 15,000 for Mr. Maroney, 15,000 for Mr. Mancuso and 15,000 for Ms. Keenan, respectively), and (ii) a portion of the grant is exercisable immediately (27,422 for Mr. Sheehan, 14,522 for Mr. Rogers, 3,513 for Mr. Maroney, 2,178 for Mr. Mancuso and 3,255 for Ms. Keenan, respectively). The reload feature provides that on an exercise of options in which the optionee makes payment through the delivery of previously owned shares of the Company's Common Stock, the optionee shall receive an additional option to purchase that number of shares of the Company's Common Stock as was delivered in payment for such exercise.

(1) Reflects the two-for-one stock split made by the Company with respect to shares of its Common Stock with an issue/payable date of March 17, 1999.

(2) The exercise price per share of each option was determined by the Compensation Committee to be equal to the fair market value per share of the Common Stock on the date of grant.

(3) Amounts shown represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold. The potential realizable value does not represent the Company's prediction of its future stock price performance. None of the Named Executive Officers sold during 1999 any of the shares acquired by such Named Executive Officer during 1999 upon exercise by such Named Executive Officer of options previously held by such Named Executive Officer.

                       AGGREGATED OPTION EXERCISES IN 1999
                     AND OPTION VALUES AT DECEMBER 31, 1999

         The following table sets forth certain information regarding stock option exercises by the Named Executive Officers in 1999 and the number and value of the Named Executive Officers' unexercised stock options at December 31, 1999.


                                                                                                   VALUE OF UNEXERCISED
                                                                         NUMBER OF                     IN-THE-MONEY
                                                                        UNEXERCISED                     OPTIONS AT
                                                             OPTIONS AT DECEMBER 31, 1999(1)(#)  DECEMBER 31, 1999 ($)(1)(3)
                      SHARES ACQUIRED            VALUE
NAME                 ON EXERCISE (1)(#)  REALIZED (1)(2)($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                 ------------------  ------------------      -----------    -------------    -----------  -------------
Kevin J. Sheehan......... 119,098            2,153,258             137,477         111,257        2,647,726     2,091,511
Michael F. Rogers........  60,640            1,400,483             117,106          92,713        2,701,947     1,742,899
Edmund J. Maroney........  25,937              425,328              55,306          53,548        1,373,576       977,189
Robert D. Mancuso........  25,662              521,062              51,332          52,922        1,271,337       956,569
Karen C. Keenan..........  20,830              312,410              46,546          52,506        1,017,051       942,866

---------------

(1) Reflects the two-for-one stock split made by the Company with respect to shares of its Common Stock with an issue/payable date of March 17, 1999.

(2) Calculated as the difference between the fair market value of the underlying Common Stock at the exercise date of the options and the aggregate exercise price. Actual gains on stock option exercises depend on the value of the underlying Common Stock on the date such Common Stock is actually sold.

(3) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1999 ($46.00 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 31, 1999) multiplied by the number of shares underlying the option. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold. None of the Named Executive Officers sold during 1999 any of the shares acquired by such Named Executive Officer during 1999 upon exercise by such Named Executive Officer of options previously held by such Named Executive Officer.


STOCK PLANS

         The Company currently has three stock plans: the Amended and Restated 1995 Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the 1997 Employee Stock Purchase Plan (the "1997 Plan").

BONUSES
         The Company from time to time awards certain key employees bonuses based on both individual and Company performance. The Company's 1999 Bonus Plan was put in place in December 1998 and expired on December 31, 1999. The plan established a target level for 1999 operating earnings per share and cash bonus pools for executive officers based on achieving target levels. Bonuses were allocated to management based on contributions to operating results. Payments to Named Executive Officers in 1999 were made in the following amounts: Mr. Sheehan $900,000; Mr. Rogers $700,000; Mr. Maroney $530,000; Ms. Keenan $323,750; and
all executive officers as a group $2,717,771.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Kevin J. Sheehan, Michael F. Rogers, Robert D. Mancuso, Edmund J. Maroney and Karen C. Keenan on October 11, 1995, each with a term of three years subject to annual renewal and earlier termination. These agreements currently have a term that expires on December 31, 2002.

         Messrs. Sheehan's and Rogers' agreements provide that the Company will employ Messrs. Sheehan and Rogers as President and Chief Executive Officer, and Executive Vice President, respectively, and will pay them an annual salary determined by the Company's Board of Directors, as well as an annual bonus under the Company's then applicable bonus plans, if any. Under their employment agreements, the Company may terminate their employment for cause defined as (i) a finding by the majority of the Board of Directors that the employee has performed his duties inadequately, (ii) action or inaction by the employee which results in a material breach of the agreement or in the employee unfairly competing with the Company, (iii) the commission of a felony which shall adversely affect the employee's ability to perform his duties, or (iv) the commission of an act of fraud, dishonesty, gross negligence or deliberate disregard for the rules and policies of the Company. Termination for cause results in no liability to the Company beyond the payment of wages to the date of discharge, except in the case of a termination solely pursuant to a finding by the majority of the Board of Directors that they have performed their duties inadequately, in which case the agreements provide for a lump sum payment equal to nine months of their annual salary at their then current rate, as well as nine months of continuing medical coverage paid for by the Company. Should their employment be terminated by the Company without cause, by disability, or by Mr. Sheehan or Mr. Rogers for good reason, which good reason includes (i) a material change by the Company of either of their authority, functions or duties which results in a reduction in their respective position's scope, importance or responsibilities, (ii) a failure by the Company to comply with the terms of the employment agreements, and (iii) with respect to Mr. Sheehan only, a failure by the stockholders to re-elect him as a director of the Company, the agreements provide for a lump sum payment equal to the greater of twice their current annual salary or the salary due to be paid under the remaining term of the agreement, plus a bonus payment equal to twice the average of their last two annual bonuses. The agreements also provide for continuation of medical coverage for the longer of two years or the remaining term of the agreement. The agreements also provide that the Company shall pay to Messrs. Sheehan and Rogers an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount equal to same amount as that they would receive upon termination of their employment by the Company without cause. Should the employment of Messrs. Sheehan or Rogers be terminated within three months before and twelve months after a change in control of the Company, defined to be a consolidation, merger, reorganization or sale or transfer of all or substantially all of the assets of the Company, a change in a majority of the Board of Directors, or the acquisition by any person of 20% or more of the voting securities of the Company, the agreements provide for a lump sum severance payment equal to three times their most recent annual salary plus a payment equal to three times the average of their two most recent annual bonuses as well as continuing medical coverage for three years.

         The employment agreements with Messrs. Mancuso and Maroney and Ms. Keenan provide that the Company will employ them as Senior Vice President - Marketing and Client Management, Senior Vice President - Technology and Chief Financial Officer, respectively, and will pay them an annual salary determined by Mr. Sheehan, as President of the Company, subject to approval by the Board of Directors, and an annual bonus in accordance with the Company's then applicable bonus policy. The provisions regarding termination for cause under their employment agreements are identical to those contained in the employment agreements of Messrs. Sheehan and Rogers. Should the employment of Messrs. Mancuso or Maroney or Ms. Keenan be terminated by the Company without cause, by disability, or by Mr. Mancuso, Mr. Maroney or Ms. Keenan for good reason, which good reason is defined the same as described above in the employment agreements of Messrs. Sheehan and Rogers, the agreements provide for a lump sum payment equal to the greater of the current annual salary of Messrs. Mancuso or Maroney or Ms. Keenan or the salary due to be paid under the remaining term of the agreement, plus a bonus payment equal to the average of their last two annual bonuses. Should Ms. Keenan's employment be terminated by death, her agreement provides for a lump sum payment in the same amount as that she would receive upon termination of her employment by the Company without cause. The agreements of Messrs. Maroney and Mancuso provide that the Company shall pay to Messrs. Maroney and Mancuso an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount equal to the same amount as that they would receive upon termination of their employment by the Company without cause. The agreements also provide for continuation of medical coverage for the longer of one year or the remaining term of the agreement. Should the employment of Messrs. Mancuso or Maroney or Ms. Keenan be terminated within three months before and twelve months after a change in control of the Company, as described above in the employment agreements of Messrs. Sheehan and Rogers, the agreements provide for a lump sum severance payment equal to two times the most recent annual salary of Messrs. Mancuso or Maroney or Ms. Keenan, as applicable, plus a payment equal to two times the average of their two most recent annual bonuses as well as continuing medical coverage for two years.

PENSION PLAN

         In 1971, the Company adopted the Investors Bank & Trust Pension Plan, as amended (the "Pension Plan"), covering all employees who are at least 21 years of age. In 1996, the Company amended the Pension Plan to freeze the admission of new entrants after December 31, 1996. Benefits under the Pension Plan are based on an employee's years of service and his or her final average monthly compensation. A participant's monthly benefit at normal retirement (I.E., at or after attaining the age of 65 years) payable as a life annuity equals a percentage of the participant's final average monthly compensation multiplied by years of service. The percentage varies depending on years of service and the level of final average monthly compensation. Early retirement benefits are available to participants who have attained age 55 and have at least 10 years of service. Benefits are payable at retirement in the form of a monthly annuity or a single lump sum.

         A participant's final average monthly compensation is the average of such participant's total eligible compensation (I.E., salary, annual bonus and other cash earnings) in such participant's highest paid five consecutive full calendar years of employment in such participant's last 10 consecutive full calendar years of employment, subject to certain limits on eligible compensation set by Federal law. For 1999, such limit was $160,000. The Pension Plan's benefit formula described above became effective in 1991, but applies to all periods of benefit service.

         The following table shows the estimated annual benefits payable upon retirement in specified compensation and years of service classifications. Amounts listed in the table are not subject to deductions for social security or other offset amounts.


                                             Years of Service at Retirement (Age 65 in 1999)
                  ---------------------------------------------------------------------------------------------------
  REMUNERATION           10               15               20              25               30               35
  ------------       ----------       ----------       ----------      ----------       ----------       ----------

     $ 50,000          $ 8,935          $13,403         $ 17,870        $ 22,338         $ 24,213         $ 26,088
     $100,000          $19,685          $29,528         $ 39,370        $ 49,213         $ 52,963         $ 56,713
     $150,000          $30,435          $45,653         $ 60,870        $ 76,088         $ 81,713         $ 87,338
     $200,000          $32,585          $48,878         $ 65,170        $ 81,463         $ 87,463         $ 93,463
     $250,000          $32,585          $48,878         $ 65,170        $ 81,463         $ 87,463         $ 93,463

         The Named Executive Officers have the following credited years of service under the Pension Plan: Mr. Sheehan, 24 years; Mr. Rogers, 17 years; Mr. Maroney, 14 years; Ms. Keenan, 10 years; and Mr. Mancuso, 7 years.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

         The Company's compensation policy for executive officers is designed to achieve the following objectives:

o        To enhance profitability of the Company and increase stockholder value.

o To reward executives in accordance with the Company's annual and long-term performance goals.

o        To recognize individual initiative and achievement.

o To provide competitive compensation that will attract and retain qualified executives.

         The compensation program for executive officers consists of three elements: (1) base salary, which is determined on an annual basis and is primarily dependent on external market data; (2) annual incentive compensation in the form of cash bonuses which are based on the achievement of both pre-determined financial objectives of the Company and individual objectives; and (3) long-term incentive compensation, in the form of stock options, granted periodically with the objective of aligning the executive officers' long-term interests with those of the stockholders, encouraging superior results over an extended period and retaining key executive officers.

         Base salary is intended to be competitive with base salary offered for similar executive positions at other local companies in the same or similar industries. The base salary for the Company's executive officers for 1999 reflected a mid-range level of competitive compensation in order to attract and retain key executive officers. In addition to external market data, the Committee also reviews the Company's financial performance and individual performances when adjusting base salary annually.

         In the fall of 1999, the Compensation Committee engaged Hewitt Associates to perform an independent evaluation of executive compensation at the Company. The Hewitt report looked at each compensation component as well as the relative mix of compensation for both executive officers and directors of the Company. The report compared executive compensation at the Company to compensation at competitors of the Company and also used a number of third party compensation surveys. The Compensation Committee used the information and analysis contained in the Hewitt report in determining 2000 executive compensation levels at the Company.

         In November 1999, the Compensation Committee set the terms for the 2000 Executive Compensation Plan. This plan established (i) base salaries for 2000;
(ii) proposed option grant levels for 2000; and (iii) a target level for operating earnings per share for 2000 and cash bonus pools for executive officers based on achieving target levels. If 2000 operating earnings per share equal the target, executive officers will receive bonuses ranging from 50% to

125% of their salary, depending on their position and individual performance, with the Chief Executive Officer receiving 125% of his salary. If 2000 operating earnings per share exceed the target level, additional bonus amounts are available. No bonuses will be payable to executive officers if 2000 operating earnings per share are less than or equal to 1999 operating earnings per share.

         Long-term incentive compensation, in the form of stock options, also aligns executive officers' interests with those of stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with an emphasis on long-term financial results and may help to retain key executive officers.

         When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules and exercise price of outstanding options and the current stock price. Stock options granted under the Company's 1995 Stock Plan have had an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest over a four-year period.

         The 1999 base salary for Mr. Sheehan, the Company's Chief Executive Officer and President, was established by the Board of Directors in December 1998. Under the terms of the 1999 Bonus Plan, Mr. Sheehan's bonus eligibility was set forth on a matrix under which Mr. Sheehan would receive no bonus if 1999 operating earnings per share did not exceed 1998 operating earnings per share. Mr. Sheehan's bonus eligibility increased incrementally with each $.05 per share (prior to adjustment for the two-for-one stock split effective March 17, 1999) by which 1999 operating earnings exceeded 1998 operating earnings. In accordance with the terms of the 1999 Bonus Plan, at the Company's operating earnings level of $1.43 per share for 1999, Mr. Sheehan was eligible for a bonus equal to 200% of his 1999 salary, or $900,000. Accordingly, approximately 67% of his $1,350,000 in 1999 cash compensation was based on corporate performance, specifically, the Company's operating earnings per share. Also, the Compensation Committee granted Mr. Sheehan options to purchase 104,562 shares of Common Stock. Of this number 30,000 were granted under the Company's 1999 Executive Compensation Plan, 47,140 were granted in place of shares surrendered in payment of the exercise price for exercised stock options, and 27,422 were granted as tax reimbursement options. The Board of Directors believes that Mr. Sheehan has led the Company toward achieving its goals of growth in the revenue and client base and expansion in the breadth of services provided. The Board specifically noted the Company's overall performance under Mr. Sheehan.

         In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by
Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

         The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

                            RESPECTFULLY SUBMITTED BY
                           THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                 James M. Oates
                              Frank B. Condon, Jr.
                               Thomas P. McDermott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has established a Compensation Committee currently consisting of Messrs. Oates, Condon and McDermott. No executive officer of the Company served as a member of the Compensation Committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Company.

COMPENSATION OF DIRECTORS

         Employee directors do not receive cash compensation for their service as members of the Board of Directors. For 1999, non-employee directors received an annual fee of $10,000 and an additional $1,100 for each meeting of the Board of Directors they attended. During 2000, non-employee directors will receive $1,700 for each meeting of the Board of Directors that they attend. Eleven Board of Director Meetings were planned for 1999 and seven are planned for 2000. Non-employee directors are also eligible for participation in the 1995 Non-Employee Director Stock Option Plan, pursuant to which each non-employee director receives automatic grants of options and is eligible to receive their annual fee in the form of stock options.

STOCK PERFORMANCE

         The following graph compares the change in the cumulative total stockholder return on the Company's Common Stock for the period from the Company's initial public offering on November 8, 1995 through December 31, 1999, with the cumulative total return on the Center for Research in Securities Prices Index for the Nasdaq Stock Market ("Nasdaq Stock Market Index") and the Center for Research in Securities Prices Index for Nasdaq financial stocks ("Nasdaq Financial Stocks Index"). The comparison assumes $100 was invested on November 8, 1995 in the Company's Common Stock at the $8.25 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

             Comparison of Five Year(1) Cumulative Total Return Among
          Investors Financial Services Corp., Nasdaq Stock Market Index
                        and Nasdaq Financial Stocks Index


                                          11/8/1995    12/29/1995    12/31/1996    12/31/1997    12/31/1998    12/31/1999
                                          ---------    ----------    ----------    ----------    ----------    ----------
Investors Financial Services Corp.              100        125.76        168.36        279.27        362.10        558.55
Nasdaq Stock Market Index                       100        100.58        123.75        151.63        213.67        386.02
Nasdaq Financial Stocks Index                   100        105.03        134.84        206.28        200.23        198.00


------------
     (1) Prior to November 8, 1995 the Company's Common Stock was not publicly traded.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has adopted a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                                   PROPOSAL 2

    APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

         The Board of Directors has voted to recommend to stockholders that the Company amend its Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 40,000,000. Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The full text of the Certificate of Amendment (the "Certificate of Amendment") to the Certificate of Incorporation that will effect the aforementioned amendment (the "Number Amendment") to the Certificate of Incorporation is attached hereto as EXHIBIT A. As of February 24, 2000, the record date for the Annual Meeting, __________ shares of Common Stock were outstanding, with an additional ___________ shares reserved for issuance under the 1995 Plan, the 1997 Plan and the Director Plan.

         The Board of Directors believes that the authorized number of shares of the Company's Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable. These purposes may include, without limitation: facilitating broader ownership of the Company's Common Stock by effecting a stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of the Company's Common Stock; and raising capital through the sale of the Company's Common Stock. The Board of Directors considers the authorization of additional shares of the Company's Common Stock advisable to ensure availability of shares for issuance should the occasion arise, without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance, as may be required by Rule 4460(i)(1)(c) of the Marketplace Rules of the Nasdaq Stock Market. Authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as the Board of Directors determines to be in the best interests of the Company, without further authorization from stockholders except as may be required by the rules of Nasdaq. If the Number Amendment is approved, the Board will have the authority to issue approximately [23,000,000] shares of Common Stock which are not otherwise reserved for issuance.

         The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of the holders of existing shares. Any new shares of Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding, and would be available for issuance at such times and on such terms as the Board of Directors may consider appropriate. Depending on the circumstances, issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. Stockholders do not have pre-emptive rights to purchase additional shares of Common Stock nor will they as a result of this proposal.

         There are no current negotiations, plans, commitments, agreements or understandings relating to the issuance of any additional shares of Common Stock. The timing of the actual issuance of additional shares will depend upon market conditions, the specific purpose for which the stock is to be issued and other similar factors.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE AMENDMENT

         The authorization of additional shares of Common Stock may be deemed to have an anti-takeover effect since such shares may be used, under certain circumstances, to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The increase in authorized Common Stock may also be viewed as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of additional shares may be used to dilute such person's ownership of shares of the Company's voting stock.

         The Number Amendment has not been proposed as an anti-takeover measure nor is the Board aware of any offers to acquire control of the Company. It should be noted that any action taken by the Company to discourage an attempt to acquire control of the Company may result in stockholders not being able to participate in any possible premiums which may be obtained in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that the Company's stockholders might consider to be in their best interests. However, the Board has a fiduciary duty to act in the best interests of the Company's stockholders at all times.

BOARD OF DIRECTORS' RESERVATION OF RIGHTS

         If the Number Amendment is approved by the stockholders, the Number Amendment will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware Secretary of State. The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Number Amendment, if at any time prior to filing the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware the Board in its sole discretion, determines that the Number Amendment is no longer in the best interests of the Company and its stockholders. In addition, the Board reserves the right to delay filing the Certificate of Amendment to the Certificate of Incorporation for up to 12 months following stockholder approval of the Number Amendment at the Annual Meeting. However, at the present time, the Board intends to proceed with the Number Amendment as presented without delay.

         Approval of the Number Amendment will require an affirmative vote of seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Abstention from voting on this proposal will have the same effect as a vote "against" this proposal.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                         THE PROPOSED NUMBER AMENDMENT.


                                   PROPOSAL 3

    APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AFFIRMATIVE VOTES NECESSARY TO EFFECT AN INCREASE IN
       THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S CAPITAL STOCK FROM SEVENTY-FIVE PERCENT OF THE SHARES OUTSTANDING TO A MAJORITY OF THE
                               SHARES OUTSTANDING

         The Company's Certificate of Incorporation presently requires the affirmative vote of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class to effectuate an amendment to the Certificate of Incorporation increasing the number of authorized shares of the Company's capital stock. The Board of Directors has voted to recommend to stockholders that the Company's Certificate of Incorporation be amended (the "Voting Amendment") to decrease the affirmative vote required to effectuate an increase in the number of authorized shares of the Company's Common Stock from seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class to a majority of the outstanding shares of the Company entitled to vote on the proposal. The full text of the Certificate of Amendment to the Certificate of Incorporation that will effect the Voting Amendment is attached hereto as EXHIBIT A.

         Prior to the adoption of the Certificate of Incorporation by the Board at the time of the Company's formation, certain drafting changes were made to the Certificate of Incorporation that had the unintended result of imposing a higher than normal stockholder voting requirement for increasing the number of authorized shares. The

Board of Directors believes the adoption of the Voting Amendment is advisable because it will bring the Company in line with other public companies, which typically require a vote of a majority of outstanding shares to amend their charters to increase the number of authorized shares. Approval of the Voting Amendment will also bring the Company in line with the Delaware General Corporation Law, which generally requires the minimum vote of only a majority of outstanding shares entitled to vote to increase the number of authorized shares.

         Approval of the Voting Amendment will require an affirmative vote of seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Abstention from voting on this proposal will have the same effect as a vote "against" this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED
                                VOTING AMENDMENT.


                                   PROPOSAL 4

                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2000. Deloitte & Touche has served as the Company's accountants since the fiscal year ended October 31, 1989. It is expected that a member of Deloitte & Touche will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by the Board of Directors in selecting auditors for future years.

         Ratification of the selection of Deloitte and Touche to serve as auditors for the fiscal year ending December 31, 2000 will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and voting on this proposal.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
     VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the year ended December 31, 1999, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the year ended December 31, 1999, except that Donald G. Friedl filed late one Form 4 with respect to a sale of shares of the Company.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the Company's proxy materials to be furnished to all stockholders entitled to vote at the 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated by the Commission under the Exchange Act must be received at the Company's principal executive offices not later than November 20, 2000. Under the Company's By-laws, stockholders who wish to make a proposal at the 2001 Annual Meeting - other than one that will be included in the Company's proxy materials - must notify the Company no earlier than October 21, 2000 and no later than November 20, 2000. If a stockholder who wished to present a proposal fails to notify the Company by November 20, 2000, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company's By-laws, the proposal is brought before the meeting, then under the Commission's proxy rules the proxies solicited by management with respect to the 2001 Annual Meeting will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Commission's proxy rules. All stockholder proposals must comply with the applicable requirements of the Company's By-laws, a copy of which is on file with the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Investors Financial Services Corp., P.O. Box 9130, Boston, MA 02117-9130, Attention:
Corporate Secretary.

                            EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained Innisfree M&A Corporation of New York, New York to assist in the solicitation of proxies at a cost estimated not to exceed $12,500.

                                                                      EXHIBIT A


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       INVESTORS FINANCIAL SERVICES CORP.


         Investors Financial Services Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify as follows, pursuant to Section 242 of the GCL:

         FIRST: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, at a meeting held on February 15, 2000, in accordance with Section 242 of the GCL, duly adopted a resolution (i) proposing an amendment to the Certificate of Incorporation of the Corporation, (ii) declaring said amendment to be advisable and in the best interests of the Corporation's stockholders and
(iii) directing that the matter be submitted to the stockholders of the Corporation for the approval of said amendment.

         SECOND: The amendment to the Certificate of Incorporation of the Corporation was duly adopted at the Annual Meeting of Stockholders of the Corporation held on April 18, 2000, in accordance with Section 242 of the GCL.

         THIRD: That in accordance with the aforementioned resolution, the Corporation's Certificate of Incorporation is hereby amended by amending and restating in its entirety Article FOURTH(A) thereof and substituting in lieu thereof the following new Article FOURTH(A):

                           (A) The total number of shares of all classes of
                   capital stock which the Corporation shall have authority to issue is 41,650,000 shares, consisting of 40,000,000 shares of Common Stock with a par value of One Cent ($.01) per share (the "Common Stock"), 650,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share (the "Class A Stock"), and 1,000,000 shares of Preferred Stock with a par value of One Cent ($.01) per share, the designations of which are to be determined by the Board of Directors.

                           A description of the respective classes of stock and
                   a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Common Stock, Class A Stock and Preferred Stock are as follows:

         FOURTH: That in accordance with the aforementioned resolution, the Corporation's Certificate of Incorporation is hereby amended by amending and restating in its entirety Article ELEVENTH thereof and substituting in lieu thereof the following new Article ELEVENTH:

                           ELEVENTH. The Corporation reserves the right to amend
                   or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, PROVIDED, HOWEVER, that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Certificate of Incorporation or a Certificate of Designation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock and Class A Stock set forth in Article Fourth or (ii) amend or repeal, or adopt any provision inconsistent with, Parts B and C of Article FOURTH and Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this Article ELEVENTH of this Certificate of Incorporation.

         FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

         IN WITNESS WHEREOF, Investors Financial Services Corp. has caused this certificate to be signed by Kevin J. Sheehan, its President, as of this ____ day of ________, 2000.

                                   INVESTORS FINANCIAL SERVICES CORP.


                                   By:____________________________
                                      Name:  Kevin J. Sheehan
                                      Title: President

                                                            6461
/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE
                                                           WITHHOLD
                                                           AUTHORITY TO
                                                           VOTE FOR ALL
                                FOR ALL NOMINEES           NOMINEES LISTED
                                LISTED ON REVERSE          ON REVERSE
1. To elect two (2)
   Class II Directors.
   See reverse side                    / /                       / /
   for instruction.

   -----------------------------------------------------------------------

                                              FOR      AGAINST    ABSTAIN

2. To approve an amendment to
   the Company's Certificate of
   Incorporation to increase
   the number of authorized
   shares of the Company's                    / /        / /        / /
   Common Stock.

                                              FOR      AGAINST    ABSTAIN

3. To approve an amendment to
   the Company's Certificate of
   Incorporation to decrease
   the number of affirmative votes
   necessary to increase the number
   of authorized shares of the Company's
   Common Stock.                              / /        / /        / /

                                              FOR      AGAINST    ABSTAIN
4. To ratify the selection of
   Deloitte & Touche LLP as auditors
   for the fiscal year ending                 / /        / /        / /
   December 31, 2000.


(PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.)

_____________________________________________________________________________


_____________________________________________________________________________
SIGNATURE(S)                                            DATE

                    INVESTORS FINANCIAL SERVICES CORP.
         PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Sheehan and Karen C. Keenan and each or either of them, proxies with full power of substitution to vote all shares of stock of Investors Financial Services Corp. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 18, 2000, at 11:00 a.m. at the Company's offices at 200 Clarendon Street, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 10, 2000, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their judgment, upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN ITEM 1, FOR THE PROPOASALS IN ITEMS 2, 3 AND 4, AND IN THE JUDGEMENT OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY OTHER MATTERS.

The nominees for Class II Director are:
Frank B. Condon, Jr. and Robert B. Fraser

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name in the space provided below Proposal 1 on reverse side. To vote for or against all nominees, see Proposal 1 on reverse side.

                                            (To be signed on reverse side)